Exhibit 10.1

TERMINATION AGREEMENT
THIS TERMINATION AGREEMENT (this “Agreement”), dated March 21, 2019, is by and among Denbury Resources Inc., a Delaware corporation (“Parent”), Dragon Merger Sub Inc., a Virginia corporation and wholly owned subsidiary of Parent (“Merger Sub”), DR Sub LLC, a Virginia limited liability company and wholly owned subsidiary of Parent (“LLC Sub”) and Penn Virginia Corporation, a Virginia corporation (the “Company” and, together with Parent, Merger Sub and LLC Sub, the “Parties”). Capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement (as defined below).
WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of October 28, 2018 (the “Merger Agreement”);
WHEREAS, Section 8.01(a) of the Merger Agreement provides that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of Parent and the Company; and
WHEREAS, the respective boards of directors of Parent and the Company have determined that it is in the best interests of their respective companies and stockholders or shareholders, as applicable, to terminate the Merger Agreement and abandon the Merger;
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.
Termination. Pursuant to Section 8.01(a) of the Merger Agreement, the Parties hereby agree that the Merger Agreement, including all schedules and exhibits thereto, and any ancillary agreements contemplated thereby or entered pursuant thereto (including the Voting Agreements, but excluding the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms) (collectively, the “Transaction Documents”), are hereby terminated and the Merger abandoned effective immediately as of the date hereof (the “Termination Time”) and, notwithstanding anything to the contrary in the Transaction Documents (provided that the second to last sentence of Section 6.02 of the Merger Agreement shall remain in full force and effect in accordance with its terms), the Transaction Documents are terminated in their entirety and shall be of no further force or effect whatsoever (the “Termination”). For the avoidance of doubt, Parent acknowledges that, pursuant to their terms, each of the Voting Agreements have automatically terminated as of the Termination Time.

2.
Mutual Release; Disclaimer of Liability. Each of Parent, Merger Sub, LLC Sub and the Company, each on behalf of itself and each of its respective successors, Subsidiaries, Affiliates, assignees, officers, directors, employees, Representatives, agents, attorneys, auditors, and advisors and the heirs, successors and assigns of each of them (the “Releasors”), does, to the fullest extent permitted by Law, hereby fully release, forever discharge and covenant not to sue any other Party, any of their respective successors, Subsidiaries, Affiliates, assignees, officers, directors, employees, Representatives, agents, attorneys, auditors, stockholders, shareholders, and advisors and the heirs, successors and assigns of each of them (collectively the “Releasees”), from and with respect to any and all liability, claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, charges, damages, expenses and fees (including attorneys', financial advisors' or other fees) (“Claims”), howsoever arising, whether based on any Law or right of action, known or unknown, mature or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, which Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Releasees, or any of them, in connection with, arising out of or related to the Transaction Documents or the transactions contemplated therein or thereby, including any breach, non-performance, action or failure to act under the Transaction Documents, the proposed Merger, the events leading to the termination of the Merger Agreement or any other Transaction Documents, any deliberations or negotiations in connection with the proposed Merger or this Agreement, the consideration to have been received by the Company’s shareholders in connection with the proposed Merger, and any SEC filings, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the proposed Merger. The release contemplated by this Section 2 is intended to be as broad as permitted by Law and is intended to, and does, extinguish all Claims of any kind whatsoever, whether in Law or equity or otherwise, that are based on or relate to facts, conditions, actions or omissions (known or unknown) that have existed or occurred at any time to and including the Termination Time. Nothing in this Section 2 shall (i) apply to any action by any Party to enforce the rights and obligations imposed pursuant to this Agreement, (ii) constitute a release by any Party for any Claim arising under this Agreement, or (iii) for the avoidance of doubt, any Claim arising under the Confidentiality Agreement.

3.
Non-Disparagement. Each of the Parties, on behalf of itself and its respective Subsidiaries, officers, directors, employees, Representatives, agents, attorneys, auditors, and advisors, agree that it will not, and will not authorize, induce or encourage, any other person to, make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, defame or disparage any Party, its Subsidiaries, officers, directors, employees, Representatives, agents, attorneys, auditors, advisors, businesses, or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude a Party from making truthful disclosures that are required by applicable law, regulation, or legal process. The restrictions set forth in this Section 3 shall apply for a period of two (2) years from and after the date hereof.

4.
Representations and Warranties. Each Party represents and warrants to the other that: (i) such Party has all requisite corporate or limited liability company power and authority, as applicable, to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of such Party; and (iii) this Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms.

5.
Further Assurances. Each Party shall, and shall cause its Subsidiaries and Affiliates to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the Termination.

6.
Payment of Expenses. All fees and expenses incurred in connection with this Agreement, the Merger Agreement, the Merger, the other Transactions, and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses.

7.
Third-Party Beneficiaries. Except for the provisions of Section 2, with respect to which each Releasee is an expressly intended third-party beneficiary thereof, this Agreement is not intended to (and does not) confer on any Person other than the Parties any rights or remedies or impose on any Person other than the Parties any obligations.

8.
Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties or any of them with respect to the subject matter hereof.

9.
Return or Destruction of Evaluation Material; Confidentiality Agreement. Within twenty (20) days of the date hereof, each Party shall, and shall cause its respective Representatives (as defined in the Confidentiality Agreement) to, either (1) redeliver to the other Party all written Confidential Information (as defined in the Confidentiality Agreement) received from the other Party or its Representatives prior to or after the date of the Merger Agreement or (2) destroy all written or electronic Confidential Information received from the other Party or its Representatives prior to or after the date of the Merger Agreement. In either event, each Party shall also destroy all written or electronic data developed or derived from the other Party's Confidential Information, and shall cause its Representatives to do likewise. All destruction pursuant to this paragraph shall be confirmed in writing to the other Party by an authorized officer supervising such destruction within twenty (20) days of the date hereof. Notwithstanding the foregoing, the obligation to return or destroy Confidential Information shall not cover information that is (a) automatically maintained on routine computer system backup tapes, disks or other backup storage devices (as long as such backed-up information is not used, disclosed, or otherwise recovered from such backup devices) or (b) required to be retained by applicable law or regulation; provided that such materials referenced in this sentence shall indefinitely remain subject to the confidentiality obligations of the Confidentiality Agreement applicable to Confidential Information. The Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

10.	Amendments. Any amendment, modification or waiver of any provision of this Agreement, or any consent to departure from the terms of this Agreement, shall not be binding unless in writing and signed by the Party or Parties against whom such amendment, modification, waiver or consent is sought to be enforced.

11.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware, except to the extent that either the Virginia Stock Corporation Act, as amended, or the Virginia Limited Liability Company Act, as amended, is mandatorily applicable to any provision of this Agreement.

12.
Submission to Jurisdiction; Appointment of Agent for Service of Process. Each of the Parties (i) consents to submit for itself and its property to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and any appellate court thereof, or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that, notwithstanding section 111 of the Delaware General Corporation Law, the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, any Delaware state court or any federal court located in the State of Delaware and any appellate court thereof in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than as provided in clause (i) of this Section 12, (iv) agrees that service of process or summons by registered mail addressed to them at their respective addresses provided herein shall be effective service of process against them for any such Proceeding brought in any such court, (v) agrees to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, and (vi) agrees that a final and unappealable judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

13.
Waiver of Jury Trial. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other Proceeding arising out of this Agreement or the transactions contemplated by this Agreement. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or other Proceeding, seek to enforce the foregoing waiver, (ii) understands and has considered the implications of this waiver, (iii) makes this waiver voluntarily and (iv) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 13.

14.
Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 12, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, LLC Sub and the Company have caused this Agreement to be executed as of the date first written above.
DENBURY RESOURCES INC.

By: /s/ Christian S. Kendall
Name:    Christian S. Kendall
Title:    President and Chief Executive Officer

DRAGON MERGER SUB INC.

By: /s/ Christian S. Kendall
Name:    Christian S. Kendall
Title:    President and Chief Executive Officer

DR SUB LLC

By: /s/ Christian S. Kendall
Name:    Christian S. Kendall
Title:    President and Chief Executive Officer

PENN VIRGINIA CORPORATION

By: /s/ John A. Brooks
Name:    John A. Brooks
Title:    President and Chief Executive Officer